UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 12, 2022

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 12, 2022, TJ Kennedy, the President and Chief Executive Officer of Qumu Corporation (the “Company”), informed the Company of his resignation, effective April 15, 2022, as President and Chief Executive Officer and as a director to pursue other interests. Mr. Kennedy’s resignation from the Company’s board of directors was not due to a disagreement with the Company.

The Company’s board of directors appointed Rose Bentley, the Company’s Chief Operating Officer, to succeed Mr. Kennedy as President and Chief Executive Officer, effective April 16, 2022. Also effective April 16, 2022, Ms. Bentley was appointed to the Company’s board of directors.

A copy of the press release dated April 18, 2022 announcing Mr. Kennedy’s resignation and Ms. Bentley’s appointment as President and Chief Executive Officer is attached as Exhibit 99.1 and incorporated herein by reference.

Prior to joining the Company as its Chief Operating Officer in March 2021, Rose Bentley, age 38, had been the Chief of Staff, and Head of Partners at Teradata Corporation (NYSE: TDC), a multi-cloud enterprise data warehouse platform provider, since June 2019. In her role at Teradata, Ms. Bentley was responsible for strategic planning, superior customer experience, organizational growth, the partner team and sales optimization for the organization. From February 2017 to June 2019, Ms. Bentley was the Senior Vice President of Sales and General Manager North America of CloudCherry, a customer experience management (CEM) company that provided customer journey mapping, out-of-the-box integrations, and predictive analytics, and was acquired by Cisco Systems, Inc. (Nasdaq: CSCO) in October 2019. In her role with CloudCherry, Ms. Bentley provided strategic leadership and management of CloudCherry’s North American brand from sales and marketing team recruitment to innovative go-to-market strategy development and product line launch. From February 2015 to July 2017, Ms. Bentley was the Vice President, Global Sales and Customer Success at NICE Satmetrix, part of NICE (Nasdaq: NICE), the worldwide leading provider of both cloud and on-premises enterprise software solutions. In this role at Nice Satmetrix, Ms. Bentley had responsibility for direct global sales and sales operations and created a customer success organization to build mid-market sales and increase retention of largest/enterprise customers. Ms. Bentley was promoted to Vice President, Global Sales and Customer Success at NICE Satmetrix after serving as Senior Director, Global Sales and Customer Success of Satmetrix from February 2014 to July 2015.

On April 12, 2022, Ms. Bentley accepted the terms of an offer letter (the “offer letter”) provided by the Company setting forth the terms of her compensation upon her appointment as President and Chief Executive Officer. The compensation terms of the offer letter were approved by the compensation committee of the board of directors of the Company.

Pursuant to the offer letter, the Company approved an increase in Ms. Bentley’s annual base salary to $385,000, with a target bonus opportunity under the 2022 annual company bonus plan of 110% of her base salary. The Company also granted Ms. Bentley 150,000 restricted stock units and 50,000 stock options as of the first day of the open window period following April 16, 2022 under the Company’s 2007 Stock Incentive Plan and otherwise in accordance with the Company’s standard forms of equity award agreements. The Company also agreed to amend the letter agreement relating to severance and change in control benefits between the Company and Ms. Bentley. The amendment will provide that Ms. Bentley will be entitled to severance for 12 months (instead of 6 months) if her employment is terminated by the Company without Cause (other than during the 12 month period following a Change in Control) and she will be entitled to 100% (instead of 50%) of her base salary and Target Bonus in effect if a Change in Control occurs and if on the date of the Change in Control or within 12 months following, her employment is terminated by the Company without Cause or by Ms. Bentley for Good Reason. A copy of the offer letter is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

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Item 9.01	Entry Into a Material Definitive Agreement.

Exhibit No.	Description

10.1	Offer letter from Qumu Corporation to Rose Bentley dated April 12, 2022.

99.1	Press release issued by Qumu Corporation on April 18, 2022.

104	Cover Page Interactive Data File (formatted as inline XBRL).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Thomas A. Krueger
Thomas A. Krueger
Chief Financial Officer

Date: April 18, 2022

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